Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-160043

June 13, 2011

Pricing Term Sheet

Discovery Communications, LLC

4.375% Notes due 2021

Issuer:	Discovery Communications, LLC

Guarantor:	Discovery Communications, Inc.

Principal Amount:	$650,000,000

Security Type:	Senior Notes

Maturity Date:	June 15, 2021

Coupon:	4.375%

Price to Public:	99.377%

Yield to Maturity:	4.453%

Spread to Benchmark Treasury:	T+150 bps

Benchmark Treasury:	UST 3.125% May 15, 2021

Benchmark Treasury Spot and Yield:	101-15 / 2.953%

Net Proceeds to Issuer:	$641,725,500

Use of Proceeds:	Discovery Communications, LLC intends to use the net proceeds of this offering for general corporate purposes, including the acquisition of companies or businesses, repayment and refinancing of debt, working capital, capital expenditures and the repurchase by Discovery Communications, Inc. of its common stock pursuant to its stock repurchase plan.

Interest Payment Dates:	June 15 & December 15, beginning December 15, 2011

Make-Whole Call:	At any time at Treasury plus 25 basis points

Trade Date:	June 13, 2011

Settlement Date:	June 20, 2011 (T+5)

Denominations:	$2,000 x $1,000

CUSIP/ISIN:	25470DAE9 / US25470DAE94

Ratings*:	Baa2 (stable) Moody’s Investors Service, Inc. BBB (stable) Standard & Poor’s Ratings Services BBB (stable) Fitch Ratings Ltd.

Joint Bookrunners:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc.

Co-Managers:	BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Citigroup Global Markets Inc. toll-free at (877) 858-5407 or Credit Suisse Securities (USA) LLC toll free at (800) 221-1037.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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